EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-2 No. 333-00000) and related Prospectus of Endocare, Inc. for the registration of 9,580,126 shares of its common stock and to the incorporation by reference therein of our report dated March 4, 2005, except for Note 14, as to which the date is March 11, 2005, with respect to the consolidated financial statements and schedule of Endocare, Inc. included in its Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
March 31, 2005